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                                                               Exhibit 99.(A)(4)

[LOGO OF MERRILL LYNCH]                                   [LOGO OF UBS WARBURG]

Four World Financial Center                        299 Park Avenue
New York, NY 10080                                 New York, NY 10171
Call Collect: (212) 236-3790                       Call Collect: (212) 821-
                                                   3983

                        U.S. Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      and
                      American Depositary Shares ("ADSs")
                  (Evidenced by American Depositary Receipts)
                                      of
                            LABORATORIO CHILE S.A.
                                      at
                    $1.25 Net Per Share of Common Stock and
                   $25.00 Net Per American Depositary Share
                 (Each representing 20 Shares of Common Stock)
                                      by
                              IVAX HOLDINGS C.I.
                           a wholly-owned subsidiary
                                      of
                               IVAX CORPORATION
           Pursuant to the U.S. Offer to Purchase dated May 31, 2001
                                ("U.S. Offer")

 THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON NEW YORK CITY TIME, ON FRIDAY, JUNE 29, 2001 UNLESS THE U.S. OFFER IS EXTENDED.


                                                                   May 31, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by IVAX Corporation, a Florida Corporation and
IVAX Holdings C.I. (the "Purchaser"), a Cayman Islands company, to act as
Dealer Managers in the United States (the "Dealer Managers") in connection with the Purchaser's offer to purchase shares of common stock from U.S.
holders, no par value (the "Shares"), of Laboratorio Chile S.A., a publicly traded stock corporation organized under the laws of the Republic of Chile
(the "Company"), at a price of $1.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated May 31, 2001 (which with the related Form of Acceptance and ADS Letter of Transmittal, together with amendments or supplements thereto, constitute the "U.S. Offer"). Consideration for Shares validly tendered and not withdrawn will be paid in Chilean pesos, calculated at the "dolar observado" or "Observed Exchange Rate" for the Expiration Date. The "dolar observado" or "Observed Exchange Rate" for any date is the average exchange rate at which commercial banks conduct authorized transactions for such date in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile on the subsequent business day. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.
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      For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.The U.S. Offer to Purchase, dated May 31, 2001;

      2.A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

      3.The Form of Acceptance to be used by U.S. holders of Shares in accepting the U.S. Offer;

      4.The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer (which constitutes part of the U.S. Offer and is provided for informational purposes only);

      5.The ADS Notice of Guaranteed Delivery (which constitutes part of the U.S. Offer and is provided for informational purposes only); and

      6.The return envelope addressed to The Bank of New York (the "Receiving Agent") (for tendering ADSs).

      ADSs cannot be tendered by means of the enclosed Form of Acceptance (which is exclusively for use in respect of Shares). If you hold ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent at (800) 758-5880.

      We urge you to contact your clients as promptly as possible.

Please note the following:

      1.The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares. See Section 1 of the U.S. Offer to Purchase.

      2.The tender price is $1.25 per Share, net to the seller in cash and without interest thereon, as set forth in the U.S. Offer to Purchase. Consideration for Shares validly tendered and not withdrawn will be paid in Chilean pesos, calculated at the Observed Exchange Rate for the Expiration Date.

      3.Tendering holders will not be obligated to pay brokerage fees or commissions pursuant to the U.S. Offer.

      4.The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on Friday, June 29, 2001, unless the U.S. Offer is extended.

      5.As of the date hereof, the Board of Directors of the Company has not reviewed the Offers (as defined in the U.S. Offer to Purchase) and has not taken a position with respect to the Offers.

      6.Notwithstanding any other provision of the U.S. Offer, payment for Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of the completed Form of Acceptance, together with the following documents:

      (a)Titulo(s) evidencing ownership of Shares, if Shares are held in certificated form;

      (b)a certificate from the Company registry or the DCV evidencing the number of Shares, if any, held on deposit at the DCV, the number of Shares held by the holder, and indicating the liens or encumbrances that affect the Shares;

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      (c)duly signed Traspaso(s) indicating the number of Shares and the number of original issue Shares, if any, to be tendered, with the date of such Traspaso(s) in blank; and

      (d)other documents required by the Form of Acceptance.

      The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares and/or ADSs pursuant to the U.S. Offer (other than the Dealer Managers, the Receiving Agent and the Information Agent as described in the U.S. Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

      Any inquiries you may have with respect to the U.S. Offer should be addressed to D.F. King & Co., Inc., the Information Agent for the U.S. Offer, or to Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC, the Dealer Managers for the U.S. Offer, at their respective addresses and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

      Requests for copies of the enclosed materials should be directed to the Information Agent or the Dealer Managers.

                               Very truly yours,

     Merrill Lynch & Co.                                       UBS Warburg LLC

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE PURCHASER, THE COMPANY, THE DEALER MANAGERS, THE RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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